 MODIFICATION AGREEMENT OF THE ASSIGNMENT

OF

INTELLECTUAL PROPERTY

THIS MODIFICATION AGREEMENT OF THE ASSIGNMENT OF INTELLECTUAL PROPERTY (the “Agreement”) entered into on the 30th day of September 2011 (the “Effective Date”) is for the Modification of the Agreement of Assignment of Intellectual Property, by and between

THE PARTIES:

MONTECITO BIO SCIENCES, Ltd., a corporation organized and existing under the laws of the State of Nevada (hereinafter referred to as the "ASSIGNOR"); and

PARALLAX DIAGNOSTICS, INC., a corporation organized and existing under the laws of the State of Nevada (hereinafter referred to as the “ASSIGNEE”).

RECITALS

WHEREAS, ASSIGNOR has developed, acquired and is the proprietary owner of certain rights, titles and interest in and to technology and information which it owns, or lawfully possesses for itself or holds valid licenses from others, which it considers highly proprietary (the "CONFIDENTIAL INFORMATION") regarding certain technology, and has developed and is the proprietary owner of certain patented processes along with certain rights, titles and interests in and to the technology and information which it owns, or lawfully possesses; and

WHEREAS, ASSIGNOR is the holder of certain diagnostic tests, and test systems that have received U.S. Food and Drug Administration (the “FDA”) Regulatory Clearance and include a Desktop Immunoassay Multi-light Spectrum Analyzer and Target System Diagnostic Test Cartridge Platform. The FDA 510k Numbers and Approved Platform Products are attached as Exhibit “A”; and

WHEREAS, ASSIGNEE is a bio-medical, development, manufacturing and marketing company that will produce, brand, develop, manage and provide sales strategy for all aspects of a full marketing program to manufacture and sell all of ASSIGNOR’S Intellectual Properties as set forth in the this Agreement and Exhibits under ASSIGNOR’S and/or ASSIGNEE’S Brand Names and under ASSIGNOR’S and/or ASSIGNEE’S trademark or any other Brand Names designated by ASSIGNEE; and

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MBS-Parallax Diagnostics, Inc

Modification of Assignment Agreement                                                                                                                                                                                                                                                                                                  September 2011

WHEREAS, ASSIGNEE is desirous of acquiring the rights to the 510k Cleared tests outlined in Exhibit “A” or other like privileges for and to the FDA 510k Cleared tests in the Agreements Field of Use for worldwide use; and

WHEREAS, it is the intent of the ASSIGNEE, to file with the FDA for clearance to market, and sell all the Products, under ASSIGNEE’S Brand Name or Names.  ASSIGNOR herein agrees to assist, provide documentation, and join in any and all applications for approval required by the FDA; and

WHEREAS, ASSIGNOR entered into an Assignment Agreement with Parallax Diagnostics, Inc on September 10, 2010 and Assignment Agreement is attached herewith as Exhibit “C”; and

WHEREAS, ASSIGNOR has agreed to modify the September 10, 2010 Assignment Agreement as it pertains to Cash Compensation and Royalties; and

WHEREAS,  ASSIGNOR has agreed to change the terms of the Assignment payment from a cash payment of a total of seven hundred and fifty thousand ($750,000) dollars payable in two separate payments of three hundred and seventy-five thousand ($375,000) each to an increase in the Royalty owed and payable as part of the Royalty section of the Agreement; and

WHEREAS, ASSIGNEE has agreed to accept the modifications of its Assignment Agreement with ASSIGNOR under the Terms and Conditions described in the Modification Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound, ASSIGNOR and ASSIGNEE hereby agree to the Modification of the Assignment Agreement as follows:

DEFINITIONS

1.1       Definitions. Whenever used in this Agreement, the Recital above, or any Exhibit hereto, unless otherwise required by the subject matter or the context, the following terms shall have the meanings respectively ascribed to them:

            “FDA 510K Cleared”: tests means that the following tests have been giving approval by the U.S. Food & Drug Administration to market the tests and testing device Listed in Appendix "A”.

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MBS-Parallax Diagnostics, Inc

Modification of Assignment Agreement                                                                                                                                                                                                                                                                                                  September 2011

            “Field of Use”: means diagnostic testing for any disease or medical condition that can be transmitted by one human to another within the diagnostic health care industry, mobile and non-mobile, which industry focuses on providing healthcare and diagnostic solutions and services, but not limited to Hospitals, Emergency Medical Vehicle Care, Mobile Health Clinics, Schools, Government Agencies, retail drug stores and corporations. Field of Use is further described in Exhibit “B”.

            “Gross Revenue”:  means all revenue or other consideration recognized by Licensee in accordance with United States Generally Accepted Accounting Principles related to use of the Licensed Patents in the Territory and Field of Use, including through Target Platform Products or Services, including sales, licenses, leases, subscriptions and maintenance, services, development and consulting fees.

“Affiliate” means, in respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person.

“Ancillary Agreements”: None at the present time.

“Best knowledge” means, in respect of a Person, that nothing has come to the attention of that Person that gives such Person actual knowledge of the existence or absence of any material information or fact bearing on the matter.

“Claim” means a written notice asserting a breach of a representation, warranty or covenant specified in the Agreement which shall reasonably set forth, in light of the information then known to the party giving such notice, a description of and an estimate (if then reasonable to make) of the amount involved in such breach or for a claim for injunctive relief.

“Confidential Information” means any confidential or secret information or data, whether or not reduced to writing, pertaining to the license product, including scientific or technical knowledge, expertise, skill, practice, proprietary rights, copyrights, patented or un-patented inventions, formulas, trade secrets, manufacturing techniques and procedures, analytical methodology, processes, and data and shall include any and all technology, pending and existing intellectual property matters, including patenting, and copyrighting of ASSIGNOR’S product lines, technologies and inventions, and future plans and operations done in support of such future plans and operations.

Provided however, that in respect of the obligations of either party hereunder, the term "Confidential Information" shall not include any information that (i) is now or subsequently enters the public domain through means other than direct or indirect disclosure by a party in violation of the terms of this Agreement or (ii) is lawfully communicated to a party by a third party, free of any confidentiality obligation, subsequent to the date hereof.

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MBS-Parallax Diagnostics, Inc

Modification of Assignment Agreement                                                                                                                                                                                                                                                                                                  September 2011

            “Commencement of Term of Agreement Date” means the commencement of the Term of this Agreement as set forth in paragraph 2.3 (b) below.

            “Completion Date” means the date upon which Roth Kline, Inc. shall have received written notice to the effect that the FDA has issued to Roth Kline, Inc. a Regulatory Clearance in the Field of Activity

                        “Competing Person” means any Person a substantial majority of whose business is in the same or similar business of ASSIGNEE and who is a direct competitor of ASSIGNEE or any of its Affiliates that is an Affiliate of such Person

“Control” means (i) when used in respect of any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise, and (ii) when used in respect of any security, the possession, directly or indirectly, of the power to vote, or to direct the voting of, such security or the power to dispose of, or to direct the disposition of, such security.

“Controlling Person” means, in respect of any business organization or other legal entity, a Person having control of such business, organization or entity, and any second Person having Control of such first Person, and so on in an ascending order up to and including the last Person having Control of the next preceding Person who is not subject to the Control of any other Person.

“Enhancements” means any change, correction, modification, improvement, enhancement, addition or revision to the Licensed Products.

                        “FDA Clearance” means an application to the FDA for the sale or other distribution of FDA 510K small device for professional use and/or OTC for the Target System process , as well as all other FDA Clearances obtained by either ASSIGNOR or ASSIGNEE pursuant to this Agreement.

“Governmental Authority” means any governmental body, agency or official of any county or political subdivision of any country.

“Indemnified Party” means the Person who is entitled to indemnification for, and to be held harmless in respect of, a claim, cause of action or any other proceedings, as provided under the terms and subject to the conditions of this Agreement.

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MBS-Parallax Diagnostics, Inc

Modification of Assignment Agreement                                                                                                                                                                                                                                                                                                  September 2011

“Indemnifying Party” means the party hereto that is obligated to indemnify and to hold harmless another Person in respect of a claim, cause of action or any other proceeding, as provided under the terms and subject to the conditions of this Agreement.

“Intellectual Property” means (i) computer programs, (ii) copyrights, (iii) designs and industrial designs, (iv) trademarks, and any word, symbol, icon, logo or other indicia or origin adopted or used in connection with the license or service and (vi) trade secrets and confidential information described in (d) above.

“Intellectual Property Rights” means all intellectual and industrial property and other proprietary rights in respect of Intellectual Property, and includes all right to Intellectual Property exclusive of Patent Pending Applications.

“Know-How” means “The Confidential Information” and proprietary information, including any patents, formula, pattern, compilation, method, invention, technique or process, used in the creation of the Licensed Product.

                        “ASSIGNOR” means Montecito Bio Sciences, Ltd. organized and existing under the laws of the State of Nevada.

                        “ASSIGNEE” means Parallax Diagnostics, Inc., a corporation organized and existing under the laws of the State of Nevada.

“Person” means a human being, partnership, association, joint venture, corporation, legal representative, trustee, and trustee in bankruptcy, receiver or any other legal entity whatsoever.

“Regulatory Clearance” means (a) (i) in the case of a product, a clearance by the FDA and (ii) in the case of product clearance by the FDA for the sale or other disposition of the patent target system for its specific and intended use; or (b) in the event of any change in the regulatory process, a clearance similar to the foregoing for the sale and distribution of said product.

 “Term” means the term of this Agreement as set forth in paragraph 2.3 (a) Term.

“Third Party Claim” means, in respect of the obligations of an Indemnifying Party hereunder, a claim asserted against, imposed upon or incurred by the Indemnified Party by any third party.

1.2       Additional Terms.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" and shall be deemed to be followed by the phrase "without limitation." All references to "party" and "parties" shall be deemed references to the parties to this Agreement and to a party's successor in title unless the context shall otherwise require. All references to Sections and Paragraphs shall be deemed references to Sections and Paragraphs of this Agreement, unless the context shall otherwise require. All references herein to Schedules and Exhibits shall be deemed to be references to the Schedule(s) and Exhibit(s) attached to this Agreement. The terms "this Agreement", "hereof", "hereunder", and similar expressions refer to this Agreement as a whole and not to any particular Article or Section or other portion hereof and include any agreement supplemental hereto. The conjunction "or" shall be understood in its inclusive sense (and/or).

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MBS-Parallax Diagnostics, Inc

Modification of Assignment Agreement                                                                                                                                                                                                                                                                                                  September 2011

            1.3       Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

GRANT

2.1            Assignment of 510k Cleared Tests

Upon the terms and subject to the conditions set forth in this Agreement, the Assignor hereby assigns, conveys and delivers to the ASSIGNEE, and the ASSIGNEE hereby acquires from the ASSIGNOR, all right, title and interest of the Assignor in and to the following; (i) certain inventions, formulae, manufacturing secrets, processes and know-how with respect to the manufacture of certain bio-medical products and (ii) certain intellectual property and inventions used in connection with said products. A true and correct copy of a list of the 510k Cleared Test and associated numbers afforded the tests by the FDA are attached as Exhibit “A”, all of which and assigned and incorporated herein by reference.

Subject to the terms and conditions of this Agreement, ASSIGNOR hereby grants ASSIGNEE the exclusive, world wide right to sub-license, sell, have sold, make, have made, develop, have developed, further develop and modify, or have further developed or modified. all ASSIGNOR Products & Processes hereby defined under as specified in Exhibit “A” hereof under ASSIGNOR’s and/or ASSIGNEE’s own Trade Names, Brand Names and Trademark within the Field of Use as defined in Exhibit “B”. All products assigned herein that are specifically designated for professional and the general public consumption (over the counter) are warranted by ASSIGNOR to meet any and all government requirements and clearances for sale in the respective professional and over-the-counter market.

 2.3      Term

(a)       The Term of this Agreement shall be in effect in perpetuity as of the Commencement of Term of Agreement Date (defined below).

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MBS-Parallax Diagnostics, Inc

Modification of Assignment Agreement                                                                                                                                                                                                                                                                                                  September 2011

            (b)       Commencement of Term of Agreement Date: The Effective Date of this Agreement is the date of its execution.

2.4       Use of Trademark

ASSIGNOR hereby grants ASSIGNEE the right to use and display ASSIGNOR’S trademarks, service marks, and trademarks and trade names that are applicable to ASSIGNOR Product(s) under this private labeling agreement. ASSIGNEE may use any of ASSIGNOR’S Marks as part of its corporate, trade or other business name.

2.5       Royalties

            2.5.1    For each calendar quarter, ASSIGNEE shall owe ASSIGNOR royalties equal to five percent (5%) of Gross Revenue.

            2.5.2     ASSIGNEE Royalty payment of five percent (5%) will be reduced to four percent after the ASSIGNEE has paid the ASSIGNOR seven hundred and fifty thousand ($750,000) out of Royalty Revenue derived from the one percent (1%) increase in Royalty Payment from the first Assignment Agreement between Montecito Bio Sciences, Ltd and Parallax Diagnostics, Inc.

            2.5.3    ASSIGNEE shall pay Montecito Bio Sciences, Ltd quarterly royalties as calculated in this Section 2.6.1 only for the amount of those royalties due in that calendar quarter. There will be no carryover from calendar quarter to calendar quarter.

                        2.5.4    Payment Timing.  Payments due under Section 2.5.1 shall be due in full within thirty (30) days after the last day of the calendar quarter for which payment is due.

ARTICLE 3

            3.1       Products

ASSIGNOR’S Assigned Products are specified in EXHIBIT “A” attached hereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE ASSIGNOR

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MBS-Parallax Diagnostics, Inc

Modification of Assignment Agreement                                                                                                                                                                                                                                                                                                  September 2011

            To induce the ASSIGNEE to acquire the License rights, the ASSIGNOR hereby makes the following representations and warranties:

            4.1        Organization. Standing and Qualifications. ASSIGNOR, Montecito Bio Sciences, Ltd. is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada. The ASSIGNOR has full power and authority to carry on its business as it is now being conducted and to own the property and assets it now owns. The Individual ASSIGNORS have full rights to enter into this Agreement.

            4.2        Authorization. The ASSIGNOR that is a Corporation has full power and authority to execute and deliver this Agreement to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action required by law, the ASSIGNOR’S Articles or otherwise to be taken by the ASSIGNOR to authorize the execution and delivery of this Agreement and the agreements specified herein or the consummation of the transactions contemplated hereby and thereby.

            4.3       Binding Agreements. This Agreement constitutes the legal, valid and binding obligations of the ASSIGNOR, enforceable in accordance with its terms.

            4.4       No Violation. Neither the execution and delivery by the ASSIGNOR of this Agreement nor the consummation by the ASSIGNOR of the transactions contemplated hereby will (a) violate any provision of the Articles of Montecito Bio Sciences, Ltd.; (b) conflict with or violate any statute, law, regulation, rule, order, judgment or decree of any court or Governmental Authority binding upon or applicable to the ASSIGNOR. The ASSIGNOR is not a party to, nor is it bound by, and the ASSIGNOR Product Line is not subject to, any agreement or commitment that prohibits the execution and delivery by the ASSIGNEE of this Agreement or the consummation of the transactions contemplated hereby.

            4.5       Litigation. No action, suit, audit, or to the Best Knowledge of the ASSIGNOR no proceeding or investigation, by or before any court or governmental or other regulatory or administrative agency or commission is currently pending or, to the Best Knowledge of the ASSIGNOR threatened, against, involving or arising in connection with the ASSIGNOR’S Product Line or that questions or challenges the validity of this Agreement or any action taken or to be taken by the ASSIGNOR pursuant to this Agreement.

            4.5       Right to License ASSIGNOR’S Product Line. ASSIGNOR has the right to license the intellectual property as described in Exhibits “A” and the right to manufacture Products utilizing said intellectual property rights and patents under the defined terms in the Field of Use as defined in Exhibit “B”.

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MBS-Parallax Diagnostics, Inc

Modification of Assignment Agreement                                                                                                                                                                                                                                                                                                  September 2011

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE ASSIGNEE

To induce the ASSIGNOR to enter into this Assignment Agreement with the ASSIGNEE, the ASSIGNEE hereby represents and warrants to the ASSIGNOR as follows:

            5.1       Corporate Organization and Good Standing. The ASSIGNEE is a Corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada.

            5.2       Authorization. The ASSIGNEE has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action required by law, the ASSIGNEE’S Articles of Incorporation, or otherwise to be taken by the ASSIGNEE to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

            5.3       Binding Agreements. This Agreement constitutes the legal, valid and binding agreements of the ASSIGNEE enforceable in accordance with its terms.

            5.4       No Violation. Neither the execution and delivery by the ASSIGNEE of this Agreement nor the consummation by the ASSIGNEE of the transactions contemplated hereby, will (a) violate any provisions of the Articles of Incorporation of the ASSIGNEE; (b) conflict with or violate any statute, law, regulation, rule, order, judgment or decree of any court or Governmental Authority binding upon or applicable to the ASSIGNEE or by which the property or assets of the ASSIGNEE are bound or affected.

ARTICLE 6

COVENANTS OF THE PARTIES

            6.1       Cooperation.

(a) Each party shall cooperate reasonably with the other in preparing and filing all notices, applications, reports and other instruments and documents which are required by any statute, rule, regulation or order of any Governmental Authority in connection with the transactions contemplated by this Agreement, including the Private Label of the licensed Product with the FDA.

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MBS-Parallax Diagnostics, Inc

Modification of Assignment Agreement                                                                                                                                                                                                                                                                                                  September 2011

                        (b) ASSIGNEE agrees not to use or exploit ASSIGNOR’S Product Line in a manner that can be reasonably foreseen to bring it into disrepute or materially diminish the value of exploiting such Product Line in connection with the marketing, promotion, distribution, sale, licensing or use of the Products.

ARTICLE 7

CONFIDENTIAL INFORMATION

            7.1       Confidentiality of Intellectual Property of ASSIGNOR and Customer Proprietary Marketing Data of ASSIGNEE

It is expressly understood and agreed that all intellectual property and data furnished to ASSIGNEE by ASSIGNOR or any information or data regarding customers or data provided by ASSIGNEE to ASSIGNOR and such data as may be provided by one to the other regarding and including that required for the proper marketing, sale or re-sale of its products, all of which constitutes a valuable intellectual proprietary property and trade secret(s) of ASSIGNOR or ASSIGNEE, as the respective party providing such data has divulged.  Providing such material, under any circumstances, shall not constitute a grant of any right of reproduction, manufacturing, distributing, resale, re-licensing (except as later set forth) or ownership in any manner whatsoever.  Both ASSIGNEE and ASSIGNOR agree as follows:

            (a) To observe complete confidentiality with regard to all aspects of such data including, without limitation, agreeing not to disclose or otherwise permit any other person or entity access to, in any manner, any such data in any form whatsoever.  Such disclosure or access shall only be permitted to an employee of ASSIGNOR or ASSIGNEE as the case might be of the Marketing Plans, Business Relationships, Automated Customer Service (CRM) Systems and any other proprietary business or client information as permitted and on the terms and conditions defined in this License Agreement;

            (b) To ensure that both ASSIGNOR and ASSIGNEE and their respective employees, agents, representatives, independent contractors, customers, sub contractors or sub ASSIGNEE’S and business invitee’s and guests are advised of the confidential nature of such data and to insure by agreement or otherwise that they are prohibited from copying or revealing, for any purpose whatsoever, the contents of the data;

            (c) ASSIGNEE shall not alter or remove any copyright or proprietary rights notice of identification, which indicates ASSIGNOR’S ownership of the Product. ASSIGNOR shall not alter or remove any proprietary rights, notice of identification, which indicates ASSIGNEE’S confidential data, including customer data:

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MBS-Parallax Diagnostics, Inc

Modification of Assignment Agreement                                                                                                                                                                                                                                                                                                  September 2011

            (d) Each respective party agrees to notify the other promptly and in writing of the circumstances surrounding any possession, use or knowledge of any such data of which either ASSIGNOR or ASSIGNEE has knowledge by any person or entity other than those authorized;

            (e)  Each respective party agrees to take any and all actions reasonably necessary or desirable to ensure continued confidentiality and protection of all such data and to prevent access to such data by any person or entity not authorized by this section.

            Should this Agreement terminate for any reason (including without limitation, breach by ASSIGNEE of any of its obligations hereunder), the confidentiality provisions of this Agreement shall survive the termination of this Agreement and shall continue to be binding upon both ASSIGNOR and ASSIGNEE.

ARTICLE 8

PROTECTION OF THE ASSIGNOR’S RIGHTS

            8.1       Notice of Infringement or Unauthorized Use. ASSIGNEE shall promptly inform ASSIGNOR in writing of any act of infringement, unauthorized use, piracy or misappropriation of, or breach of any confidentiality agreement pertaining to, or in any way affecting, the Licensed Property, or any Enhancements thereto, that is discovered by ASSIGNEE or is otherwise brought to its attention. Each party shall promptly inform the other party in writing of any notice of claim or action, or any threatened claim or action, against either party by any third Person arising out of in any way related to the Licensed Product.

            8.2       Institution, Prosecution and Defense of Claims.

                        (a) (i) Promptly following the delivery to the ASSIGNOR of notice from the ASSIGNEE of any act of any infringement, unauthorized use, piracy or misappropriation of, or breach of any confidentiality agreement or affecting the Assigned Property, or, in the case where such infringement, unauthorized use, piracy misappropriation or breach is discovered by the ASSIGNEE or is otherwise brought to its attention and the ASSIGNEE provides to the ASSIGNOR written notice thereof, then promptly following the delivery of such notice to the ASSIGNOR, the ASSIGNOR shall take such steps as shall be necessary in order to protect the ASSIGNEE and the ASSIGNOR’S rights with respect to the said Assigned Property, respectively, including, but not limited to, instituting or authorizing others to institute any claim, suit or proceeding at law or in equity arising out of or related to the infringement, unauthorized use, piracy or misappropriation of, or breach of any confidentiality agreement pertaining to, or in any way affecting the Assigned Property.

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MBS-Parallax Diagnostics, Inc

Modification of Assignment Agreement                                                                                                                                                                                                                                                                                                  September 2011

                        (ii) The institution, prosecution, maintenance and control of any claim, suit or proceeding at law or in equity arising out of or related to, or in any way affecting the Assigned Property shall be subject to the direction and control of the ASSIGNOR, at its sole cost and expense, and any and all sums that may be received, obtained, collected or recovered in any such claim, suit or proceeding, whether by decree, judgment, settlement or otherwise, shall be the sole and exclusive property of the ASSIGNOR.

            (b) If requested by ASSIGNOR, ASSIGNEE shall join the ASSIGNOR as, a party complainant in any such claim, suit or proceeding.

            (c) ASSIGNOR shall defend, at its own expense; any claim that a Third-Party shall institute affecting the Assigned Product granted to the ASSIGNEE herein. ASSIGNEE shall cooperate fully in the defense of any such claim, suit or proceeding against any party by a third Person, brought in connection with, arising out of or related to the Assigned Property, and each party shall execute such documents and take such actions as may be reasonably requested by the other party and consistent with the rights and obligations of the parties hereunder.

            (d) ASSIGNOR shall indemnify ASSIGNEE for any costs, damages, or other expenses suffered by ASSIGNEE in connection with any Third-Party claiming that said Third-Party is the owner or has rights to the Assigned Product Assigned to ASSIGNEE.

            (e) ASSIGNEE may, in its sole discretion, and with the consent of ASSIGNOR, undertake to institute and prosecute any claim, suit or proceeding at law or in equity arising out of or related to, or in any way affecting the Assigned Property in which case it shall be subject to the direction and control of the ASSIGNEE, at its sole cost and expense, and any and all sums that may be received, obtained, collected or recovered in any such claim, suit or proceeding, whether by decree, judgment, settlement or otherwise, shall be the sole and exclusive property of the ASSIGNEE.  If requested by ASSIGNEE, ASSIGNOR shall join the ASSIGNEE as a party complainant in any such claim, suit or proceeding

ARTICLE 9

INDEMNIFICATION

            9.1       Survival of Representations and Warranties and Covenants. Except as otherwise expressly provided herein, all representations and warranties made by any party in this Agreement shall survive from and after the date hereof and shall continue in effect for a period of two (2) years from the date hereof, and all covenants made by any party in this Agreement shall survive indefinitely unless otherwise terminated by the parties. Any right of indemnification pursuant to this Article 13 in respect of a claimed breach of any representation, warranty or covenant shall expire at the date of expiration of the representation, warranty or covenant claimed to be breached (the "Expiration Date"), unless on or prior to the Expiration Date a Claim has been made against the party from whom indemnification is sought. If a Claim is timely made, it may continue to be asserted beyond the Expiration Date of the representation, warranty or covenant to which such Claim relates.

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MBS-Parallax Diagnostics, Inc

Modification of Assignment Agreement                                                                                                                                                                                                                                                                                                  September 2011

9.2       Indemnification.

                        (a) The ASSIGNOR hereby agrees to indemnify and hold harmless ASSIGNEE from and against all Damages asserted against, imposed upon or incurred by ASSIGNEE, directly or indirectly, by reason of or resulting from, any breach or inaccuracy of any representation, warranty or covenant of the ASSIGNOR set forth in this Agreement.

                        (b) The ASSIGNEE hereby agrees to indemnify and hold harmless ASSIGNOR from and against all Damages asserted against, imposed upon or incurred by ASSIGNOR, directly or indirectly, by reason of or resulting from any breach or inaccuracy of any representation, warranty or covenant of the ASSIGNEE set forth in this Agreement.

            9.3       Limitation of Indemnification. ASSIGNOR herein shall be obligated to indemnify ASSIGNEE for only such Third-Party Claims that are established by a court judgment or order against ASSIGNEE involving and limited to the Proprietary Patent(s) or any Enhancements thereto. The obligations and liabilities of ASSIGNOR to indemnify ASSIGNEE shall be subject to the following terms and conditions:

                        (a)       ASSIGNOR shall indemnify and save ASSIGNEE harmless from all liability for actual infringement of any Third-Party Patent(s) claimed by said Third-Party to be the Patent(s) used and developed by ASSIGNOR. And, ASSIGNOR shall indemnify and save ASSIGNEE harmless from and against all costs, counsel fees, expenses and liabilities incurred in or about any claim of or action for such infringement; provided however, that ASSIGNEE shall promptly notify ASSIGNOR, in writing of said Third-Party Claim and transmit to ASSIGNOR all papers served on ASSIGNEE in any suit involving such claim of infringement, and provided further, that ASSIGNEE permits ASSIGNOR to have entire charge and control of the defense of any such suit.

                        (b)       ASSIGNEE shall provide ASSIGNOR with all records and documents within the ASSIGNEE’S possession, custody, or control relating to any Third-Party Claim. Nothing in this provision shall be deemed to constitute a waiver of any attorney-client, work-product or joint defense privilege.

                        (c)       ASSIGNOR’S indemnity obligation set forth in this Section shall survive the termination or expiration of this Agreement with respect to the Third-Party's Claim of rights to the Proprietary Patent(s) of ASSIGNOR which occurs during the Term.

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MBS-Parallax Diagnostics, Inc

Modification of Assignment Agreement                                                                                                                                                                                                                                                                                                  September 2011

ARTICLE 10

TERMINATION

10.1     Termination of this Agreement

If either party breaches a material provision of this Agreement and fails to cure such violation within ninety (90) days after written notice of said breach has been mailed by the other party, this Agreement shall terminate.  Upon termination, the terms and conditions herein will continue to apply to ASSIGNOR Products owned by ASSIGNEE.  If any outstanding debts are owing to either party by the other, these amounts shall become due and payable immediately.

            (a)        ASSIGNEE’S Default. If any of the following events occur, ASSIGNEE shall be in default and ASSIGNOR shall have the right to immediately terminate this Agreement upon written notice to ASSIGNEE.

            If ASSIGNEE ceases to function as a going concern, makes an assignment for the benefit of creditors, files a petition in bankruptcy, permits a petition in bankruptcy to be filed against it, or admits in writing its inability to pay its debts as they mature or if a receiver is appointed for a substantial part of its assets;

            ASSIGNEE ceases to carry on the business of the manufacturing, developing, marketing and selling ASSIGNOR’S Products for more than a one (1) year period;

                        (b)        ASSIGNOR’S Default. If any of the following events occur, ASSIGNOR shall be in default and ASSIGNEE, at its option, shall have the right to terminate this Agreement upon thirty (30) days written notice to ASSIGNOR.

            ASSIGNOR ceases to function as a going concern, makes an Assignment for the benefit of creditors, files a petition in bankruptcy, permits a petition in bankruptcy to be filed against it, or admits in writing its inability to pay its debts as they mature or if a receiver is appointed for a substantial part of its assets;

(c)       Obligations on Termination. Upon termination of this Agreement for any reason whatsoever, ASSIGNEE and ASSIGNOR shall perform each and all of the following obligations, all of which shall survive such termination:

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MBS-Parallax Diagnostics, Inc

Modification of Assignment Agreement                                                                                                                                                                                                                                                                                                  September 2011

            (i) ASSIGNEE shall discontinue the use of any ASSIGNOR trade or service Marks.

(ii) ASSIGNEE will promptly refer to ASSIGNOR the details of any verbal or written inquiries ASSIGNEE may receive regarding any of ASSIGNOR’S Products, and, in the case of written inquiries, will provide copies thereof to ASSIGNOR;

(iii) ASSIGNEE shall do all other things as ASSIGNOR may reasonably request for the purpose of terminating ASSIGNEE’S business and contractual arrangements with ASSIGNOR and effecting an orderly transition of sales and/or service from ASSIGNEE to ASSIGNOR.

ARTICLE 11

MISCELLANEOUS PROVISIONS

            11.1     Notices

                        (a)       All notices, request, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) on the date of delivery when delivered by hand; (ii) on the date of transmission when sent by facsimile transmission during normal business hours with telephone confirmation of receipt; (iii) on the next business day after transmission when sent by facsimile transmission after normal business hours; (iv) two (2) days after dispatch when sent by a reputable courier service that maintains records of receipt or (v) five (5) days after dispatch when sent by registered mail, postage prepaid, return receipt requested; provided that, in any such case, such communication is addressed provided in the immediately following paragraph (b).

                        (b)       All notices, request, demands and other communications, which are required or may be given pursuant to the terms of this Agreement shall be addressed as follows:

(i)              If to ASSIGNOR.

Edward W. Withrow III

Montecito Bio Sciences, Ltd

1327 Ocean Avenue, Suite M

Santa Monica, California 90401.

eww@montecitobiosciences.com

(ii)            If to ASSIGNEE.

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Modification of Assignment Agreement                                                                                                                                                                                                                                                                                                  September 2011

J. Michael Redmond

Parallax Diagnostics, Inc

2 Canal Park, 5th Floor

Cambridge, MA 02141

miker@parallaxdiagnostics.com

Or to such other address as any party shall have designated by notice in the foregoing manner to the other parties.

            11.2     Compliance with Laws. In connection with the Assignment granted herein and the consummation of the transactions contemplated hereby and the performance by a party of its obligations hereunder, each of the ASSIGNOR and the ASSIGNEE shall comply with all applicable laws, requirements, rules, regulations and standards of Governmental Authorities of any pertinent jurisdiction so that neither of the parties shall be subject to any fines or penalties; or violate any laws or regulations affecting the lease, license and sale of the Products contemplated herein.

            11.3     Authority to Contract and Perform. Both ASSIGNOR and ASSIGNEE represents that they each respectively have full right and authority to enter into this Agreement and to perform its obligations and that it has not made and will not make any contract or commitment contrary to the terms of this Agreement.

            11.4     Ethics and Compliance with Law. Both ASSIGNOR and ASSIGNEE covenant each with the other, that they will maintain the highest ethical business standards and avoid and refrain from being involved in any activities which may in any manner disparage the ASSIGNOR’S or ASSIGNEE’S Products.  Furthermore in the conduct of its business, both ASSIGNOR and ASSIGNEE will comply with all applicable Federal, State and local laws, rules and regulations.

            11.5     Choice of Law. The validity, construction and performance of the Agreement shall be interpreted, construed and enforces according to the laws of the State of California.

            11.6     [Intentionally Omitted]

11.7     Entire Agreement. This Agreement (together with the Exhibits expressly identified in this Agreement) constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings of the parties, oral and written, in respect of such subject matter.

            11.8     Binding Effect.  This Agreement binds and insures the benefit of the parties hereto, their respective heirs, representatives, successors or assigns.

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            11.9     Paragraph Headings. The paragraph headings in this Agreement are for convenience only, and they have no substantive or interpretive effect.

            11.10   Waiver. Neither modification of this Agreement nor any waiver of any term or condition hereof shall be effective unless it is in writing and signed by the parties hereto.  If either party fails to meet the requirements of any term of this Agreement or waives any breach hereunder, that failure or waiver will neither prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

            11.11   Partial Invalidity. In the event of the determination that any terms, covenant or condition of this Agreement is of no force or effect, the remaining terms, conditions or covenants contained herein shall not be affected thereby, and the obligations of the parties hereto with respect to the performance of the remaining terms, covenants and conditions shall continue in full force and effect.

            11.12   Assignment. The Assignor must approve any assignment of this Agreement by the Assignee to any third-party individual or entity.

            11.13   Indemnity. ASSIGNOR and ASSIGNEE agree to each hold the other free and harmless from any and all claims, damages and expenses of any kind or nature whatsoever:  (1) arising from acts of the other; or (2) as a direct or indirect consequence of termination of this Agreement in accordance with its terms.  ASSIGNOR agrees to hold ASSIGNEE free and harmless from any and all claims, damages, and expenses of any kind or nature including attorneys fees and costs arising out of any claim of patent or other infringements by a third party as it relates to the use by ASSIGNEE of product(s) supplied to ASSIGNEE by ASSIGNOR.  Further, ASSIGNEE is relying on the representations of ASSIGNOR that it has the approval from the FDA for over-the-counter sales to the general public. In that regard, ASSIGNOR agrees to hold ASSIGNEE free and harmless from any and all claims, damages, and expenses of any kind or nature including attorney fees and cost arising out of any claim from the FDA or any other governmental agency regarding the sale of the product to the public. This indemnification shall be void and of no force or effect if ASSIGNEE fails to obey or comply with any reasonable instruction or limitation imposed by ASSIGNOR or the FDA.  This section shall inure to the benefit of anyone who buys product(s) from ASSIGNEE that was supplied by ASSIGNOR.

            11.14   Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            11.15   Relationship of the Parties. ASSIGNEE is an independent contractor and private labeler.  Nothing in this Agreement will be deemed or construed to create an agency, partnership, joint venture or employment relationship between ASSIGNOR and ASSIGNEE.  ASSIGNEE will, under no circumstances, represent itself directly or by implication, as ASSIGNOR’S agent or employee, nor will ASSIGNEE purport or attempt to bind ASSIGNOR to any liability or obligation whatsoever.  Nothing contained herein will impose any liability on ASSIGNOR in connection with the operation of ASSIGNEE’S business, or for any expenditure, obligation or liability incurred by ASSIGNEE in performing or preparing to perform, any of its obligations under this Agreement.  The credit risk with respect to sales by ASSIGNEE to its customers will be borne by ASSIGNEE, and the collectibles of any amount due ASSIGNEE will in no respect eliminate, reduce or otherwise affect an obligation of ASSIGNEE to ASSIGNOR.

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Modification of Assignment Agreement                                                                                                                                                                                                                                                                                                  September 2011

            11.16   Amendment. This Agreement may only be modified, supplemented or amended by a written instrument executed by the parties to it.

            11.17   Conditions Precedent. Each and every provision of this Agreement shall be contingent and become effective only upon the execution and delivery of the Intellectual Property hereinabove described.

11.18   Exhibits and Other Agreements.

                        (a) The Exhibits and other agreements specifically referred to in, and delivered pursuant to, this Agreement are an integral part of it. Any disclosure that is made in any of the Schedules delivered pursuant to this Agreement shall be deemed responsive to any other applicable disclosure obligation hereunder.

                        (b) The following are the Exhibits annexed hereto and incorporated by reference and deemed to be part hereof:

(i)              Exhibits:

Exhibit “A”     FDA 510K Numbers, Approved Platform Products

Exhibit “B”     Field of Use

SIGNATURE PAGE

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MBS-Parallax Diagnostics, Inc

Modification of Assignment Agreement                                                                                                                                                                                                                                                                                                  September 2011

            IN WITNESS WHEREOF, ASSIGNOR and ASSIGNEE have executed this Agreement this 30th day of September, 2011

ASSIGNOR                                                               ASSIGNEE

Montecito Biosciences, Ltd.                                     Parallax Diagnostics, Inc.

BY: __/s/ Edward W. Withrow III                            BY:  __/s/ J. Michael Redmond

            Edward W. Withrow III                                              J. Michael Redmond

            CEO                                                                            CEO

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Modification of Assignment Agreement                                                                                                                                                                                                                                                                                                  September 2011

EXHIBIT “A”

FDA 510K NUMBERS & APPROVED TESTS

                             Device Name                                                                          510(K) Number

                             Rubella-Cube                                                                          K892051

                             CMV-Cube                                                                              K884842

                             Rotacube (Rotavirus)                                                              K884017

                             Blue Dot Test for Pregnancy                                                    K882588

                             First Sign (Pregnancy, HCG)                                                   K973208

                             V-Trend Target IM Test (Infectious Mononucleosis)              K890041

                             Target Strep A                                                                         K880460

                             Target HCG Enzyme Immunoassay Reagents                           K862247

                             Target ASO Test                                                                     K910073

                             Target HCG Test                                                                     K914303

                             Target HCG One-Step                                                             K903937

                             V-Trend Target RF Test                                                          K904105

                             Target Quantitative HCG                                                        K890131

                             V-Trend Target CRP Test                                                       K890423

                             Target Reader                                                                         K885254

510(K) APROVED PLATFORM PRODUCTS

HCG:              Human chorionic gonadotropin (Pregnancy Test) Rapid enzyme immunoassay test for qualitative detection of HCG in urine, serum and plasma. HCG is a hormone produced by the developing placenta. Serum and urine levels of HCG climb rapidly, starting as soon as the week following implantation, reaching peak levels near the end of the first trimester. One-step technology offers superior speed and simplicity without sacrificing sensitive and specific results.

Strep A:          Detects group A streptococci, the cause of upper respiratory infections and pharyngitis. Identification is essential for the selection of appropriate antibiotic therapy to avoid complications such as acute glomerulonephritis or rheumatic fever. The test detects group A strep antigen directly from extracted throat swabs or swabs from culture plates for test confirmation.

Rubella:          Rapid enzyme immunoassay test for qualitative detection of rubella virus specific IgG antibody. Rubella is a highly contagious yet generally mild disease in most people. However, it has great significance in women infected with rubella, the virus may infect the placenta, multiply and induce serious damage to the fetus, including low birth weight, cardio vascular detects, mental retardation and bone defects. Therefore, all women of child bearing age, as well, as school age children and healthcare personnel should be screened for immunity to rubella.

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CMV:              Rapid enzyme immunoassay for qualitative detection of antibody to Cytomegalovirus in serum and plasma. Cytomegalovirus (CMV) is human viral pathogen belonging to the herpes family. Infection in humans is wide spread and usually results in asymptomatic disease. However, severe symptomatic infections a very significant risk in infants and immunocomprised patients.

Rotavirus:      Rapid enzyme immunoassay test for qualitative detection of human rotavirus particles and antigens in human fecal specimens. Rotavirus is a major cause of gastroenteritis in infants, young children and the elderly. During the winter months a portion of gastroenterics in children is due to rotavirus infection. The disease manifests with the symptoms of vomiting diarrhea, and fever. Rapid and accurate diagnosis is important to avoid inappropriate antibiotic therapy, provide proper treatment early and to prevent spread of nosocmial infection.

Mono:             Qualitative and quantitative detection of heterophile antibodies associated with infectious mononucleosis. IM is an acute disease caused by the Epstein Barr virus. Heterophile antibodies are the primary antibodies, which appear in the patient’s serum, usually 1 to3 weeks after the onset of symptoms Common symptoms include fatigue, pharyngitis, fever, lymphadenopatherapy and splenomegaly.

CRP:               C-reactive protein is an acute phase protection. The test is a solid phase gold immunoassay for the detection of CRP. Quantitative CRP measurements have been found to provide reliable early indication of postoperative inflammatory complications if monitored on a daily basis. CRP is also predictive of clinical cardiovascular disease.

READER:      The Target System Reader is designed to interpret selected membrane enzyme immunoassays. The instrument is designed for laboratory, emergency room or field use and requires only a few minutes to learn to operate. The reader permits more precise, accurate readings of test results than visual interpretation.

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Modification of Assignment Agreement                                                                                                                                                                                                                                                                                                  September 2011

EXHIBIT “B”

FIELD OF USE

Field of Use is defined as Diagnostic testing for any disease or medical condition that can be transmitted by one human to another. The Field of Use herewith does not include diagnostic or analytical testing within the Veterinary and Livestock, Environmental Testing or any military, law enforcement, bioterrorism or homeland security related industries.

Such testing to be done at the point of care, such point of care may include but are not limited to places such as:

  Hospitals
  Emergency Medical Vehicle Care
  Mobile Health Clinics
  Schools
  Government Agencies
  Retail Drug Stores
  Corporations
  Hospices
  Assisted Living and Nursing Homes
  Home Health Care
  Physician’s offices